Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 11, 2022, relating to the consolidated financial statements of WiSA Technologies, Inc. (formerly Summit Wireless Technologies, Inc.), which appears in the Annual Report on Form 10-K of WiSA Technologies, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM, LLP

San Jose, California

May 18, 2022